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                                       FORM 15

         [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities

           Exchange Act of 1934 or Suspension of Duty to File Reports Under

             Section 13 and 15(d) of the Securities Exchange Act of 1934.

                           Commission File Number:  0-20032
                                                    -------

                              PERSEPTIVE BIOSYSTEMS, INC.
             -----------------------------------------------------------
                (Exact name of registrant as specified in its charter)

                      500 OLD CONNECTICUT PATH, FRAMINGHAM, MA 01701
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  CLASS E WARRANTS TO PURCHASE SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE
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             (Title of each class of securities covered by this Form)
                                     NONE
           -----------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  /X/           Rule 12h-3(b)(1)(ii) / /
          Rule 12g-4(a)(1)(ii) / /           Rule 12h-3(b)(2)(i)  / /
          Rule 12g-4(a)(2)(i)  / /           Rule 12h-3(b)(2)(ii) / /
          Rule 12g-4(a)(2)(ii) / /           Rule 15d-6           / /
          Rule 12h-3(b)(1)(i)  /X/

     Approximate number of holders of record as of the certification or notice
date:   0
     -------

     Pursuant to the requirements of the Securities Exchange Act of 1934, PerSeptive Biosystems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 9, 1998                     By:  /s/ Noubar B. Afeyun
                                                ----------------------
                                                Name: Noubar B. Afeyun
                                                Title:Chief Executive Officer